Exhibit 10.9

March 8, 2007

Organic Sales & Marketing, Inc.
114 Broadway
Raynham, MA 02767

Attention:   Sam Jeffries
             President

Dear Mr. Jeffries:

This will confirm the understanding and agreement (this "Agreement") between Andrew Garrett, Inc. (collectively, the "Placement Agent"), and Organic Sales & Marketing, Inc. (collectively, the "Company") as follows:

1. Retention of Placement Agent

(a) During the period (I) commencing on the date upon the last to occur of the following events: (i) six (6) months and one (1) day from the date the Company makes its final issuance and/or sale of its securities pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Act") pursuant to Rule 504 of Regulation D of the Act; (ii) the date the Placement Agent receives the documents necessary to offer and sell the securities of the Company in its proposed private placement (the "Proposed Private Placement"), including, but not limited to, a Private Placement Memorandum and related documents (collectively, a "PPM"), and a Powerpoint presentation, all of which documents must be satisfactory to the Placement Agent, (iii) the Company's Form 10 is declared effective by the Securities and Exchange Commission (the "SEC") and all SEC comments regarding the Form 10 are responded to by the Company in a manner satisfactory to the SEC, and (iv) the Company's common stock (the "Common Stock") is quoted on the NASD Bulletin Board and the Common Stock receives from the NASD a trading symbol (the date of the last to occur of each of such events being referred to as the "Commencement Date"), and (II) terminating on the date six (6) months from the Commencement Date, subject to a sixty (60) day extension (collectively, the "Term"), the Company shall, subject to the terms and conditions set forth herein, engage the Placement Agent as the Company's exclusive agent for a "reasonable efforts" private placement. Pursuant to such engagement, the Placement Agent shall use its reasonable efforts to raise the Company up to $6,000,000 of gross proceeds on the terms and conditions agreed to by the Placement Agent. The Company and its legal counsel will prepare for issuance to investors all documents required for the closing of the Private Placement, including, but not limited to the PPM, a Securities Purchase Agreement or Subscription Agreement, Registration Rights Agreement and all other required documents.

(b) Notwithstanding anything to the contrary provided herein or elsewhere, in no event is the Placement Agent committed to and/or obligated to, raising any funds for the Company and it shall only act as placement agent for the Company in the Proposed

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Private Placement if it agrees to, among other items, all terms and conditions of the Proposed Private Placement, including, but not limited to, the securities to be offered and all related terms thereto.

(c) The parties will agree on the use of proceeds for the Private Placement.

(d) If the Proposed Private Placement is commenced, the Company shall no later than the Commencement Date, establish an escrow account ("Escrow Account") with an FDIC insured bank, acting as an escrow agent, for the purpose of maintaining and holding the proceeds, if any, of the Proposed Private Placement until any minimum dollar amount of such Proposed Private Placement is reached. Furthermore, the escrow agreement covering the escrow account shall fully comply with the corporate finance rules of the NASD and SEC, shall be approved by the Placement Agent, who shall also be included as a party thereto.

(e) At each closing of the Proposed Private Placement, if any, among other items, the Company shall provide to any purchasers in the Proposed Private Placement (the "Investors") and the Placement Agent a (i) legal opinion of its legal counsel (which shall include a lOb-5 and an exemption pursuant to Rule 506 of the Act from the registration requirements of the Act opinions), reasonably satisfactory to the Investors and the Placement Agent relating to the Proposed Private Placement and related matters; and (ii) lock-up agreement from all officers, directors, and 5% or greater shareholders pursuant to which each such person shall agree not to, among other items, sell, hypothecate and/or transfer any Company securities for a period of twelve (12) months following the effective date of any resale registration statement filed in connection with the Proposed Private Placement.

2. The Proposed Private Placement

(a) Assuming terms of the Proposed Private Placement are agreed upon, the Private Placement shall be structured as a transaction exempt from Section 5 of the Act, shall comply with Section 4(2) of the Act and Regulation D thereunder and state securities laws, shall be offered and sold solely to "accredited investors," as defined in Rule 501 under the Act and shall be conducted by the Placement Agent on a "reasonable efforts" basis.

(b) The Proposed Private Placement will be subject to compliance with the Act and other applicable federal and state securities laws. The Placement Agent shall comply with (i) the Rules of Conduct of the National Association of Securities Dealers, Inc. ("NASD") and (ii) all federal and state securities laws. The feasibility of the Proposed Private Placement will depend upon, among other factors, the results of our investigation of the Company, its terms and conditions, the compensation to the Placement Agent, information about the Company that the Placement Agent may receive including, but not limited to, due diligence reports concerning the Company's operations, management, and business plan, market conditions for equity securities for entities similar to the Company and the continuation of the operation of the Company without material adverse change.


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(c) Notwithstanding anything to the contrary herein, the Company shall retain the right to alter the terms of the Proposed Private Placement (so long as such terms are not materially less beneficial to potential investors than the terms set forth in this letter agreement), provided that if, within a 12 month period following the end of the Term, the Company or any of its subsidiaries sells any security or debt instrument to a third party that was previously identified by, and introduced to the Company by, the Placement Agent (an "Introduced Party"), then the Company shall pay the Placement Agent the commissions set forth in Paragraph 3 hereof based upon the actual funds received by the Company from such Introduced Party.

(d) The Company will comply with all applicable Blue-Sky requirements.

(e) The commencement of the Proposed Private Placement, in addition to other conditions set forth herein and/or otherwise subsequently agreed to by the Placement Agent, shall be expressly subject to the condition that the Proposed Private Placement in the sole opinion of the Placement Agent and its legal counsel will not result in any integration of any prior offers and/or sales of Company securities with the Proposed Private Placement.

3. Commissions; Expenses; Termination

(a) The commissions payable to the Placement Agent for the Proposed Private Placement offering shall be 10% of the total amount raised by the Placement Agent in the Private Placement and received by the Company.

(b) Upon the execution hereof, the Company shall pay to the Placement Agent a non-refundable advanced fee of $10,000 for legal fees. This amount will be deducted from the payable expenses accumulated as described in Section 3(d) below.

(c) If during the Term, funds are deposited into the Escrow Account by Investors and/or others, pursuant to subscription documentation executed by such persons and the Company, and the Company for any reason or no reason elects not to effectuate a closing of the Proposed Private Placement, then the Placement Agent shall be entitled to the same compensation and expense reimbursement as if it sold the Units hereunder.

(d) The Company will pay all the Proposed Private Placement's direct expenses reasonably incurred in connection with: (i) the preparation and printing of all other documents and instruments required in connection with the Proposed Private Placement (whether or not ultimately consummated) including, without limitation, the Placement Agent's Warrants; (ii) the Company's expenses for accounting and legal costs involved with the Private Proposed Placement; (iii) blue sky filings, including fees, disbursements, and counsel fees with respect to blue sky qualification, which blue sky counsel fees shall not exceed $10,000 and shall be performed by the Placement Agent's counsel (excluding state filing fees and expenses, which the Company will pay separately); (iv) the road show, if any; and (v) the Placement Agent's legal fees (which the Placement Agent


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currently estimates will be approximately $25,000, excluding blue sky legal work), marketing and due diligence fees. Legal expenses will be reimbursed by the Company to the Placement Agent at the Closing, while the roadshow bills will be paid as incurred by the Company, subject to a prior approval of the Company for any item exceeding $500.

(e) This Agreement shall terminate upon the earlier of (i) the last day of the Term, or (ii) upon the final closing of the Proposed Private Placement. Such date of termination shall be referred to as the "Termination Date".

4. Placement Agent's Warrants

(a) At the closing of the Proposed Private Placement, the Company will issue to the Placement Agent warrants to acquire Units which shall be identical to the Units sold to investors in the Private Placement (the "Placement Agent's Warrants"), with the provision that the Warrants included in each Unit will not be callable by the Company. The number of the Placement Agent's Warrants shall equal 10 percent (10%) of the securities sold in the Proposed Private Placement. The exercise price of the Placement Agent's Warrants shall equal the price of the securities sold through the Proposed Private Placement. The Placement Agent's Warrants shall be exercisable for a period of five (5) years shall contain cashless exercise provisions and weighted average anti-dilution provisions consistent with transactions. Such anti-dilution provisions shall protect against dilution in both price and percentage of the Company if there shall be any sales of securities by the Company below the purchase price (or conversion, exchange or exercise price if convertibly exchangeable or exercisable Securities are sold in the Proposed Private Placement) of securities sold in the Proposed Private Placement, any stock split, stock dividend, recapitalization, or reorganization of the Company or any successor securities. The Placement Agent's Warrants shall be transferable only in accordance with
Section 4(2) of the Act and otherwise in accordance with applicable law to the Placement Agent's affiliates, associates, employees and consultants.

(b) The Placement Agent's Warrants shall have one (1) demand registration right and unlimited "piggyback" registration rights for the securities underlying the Placement Agent's Warrants with respect to any registration statement the Company files while the Placement Agent's Warrants are outstanding, provided no other registration statement is then effective with respect to such securities. The inclusion of such securities in a registration statement by the Placement Agent, its transferees and designees, however, shall be subject to standard underwriter cutbacks, provided all other persons who are registering shares for resale in any such registration statement are subject to the same underwriter cutbacks.

5. Undertaking to Give Notice of Events

      Until the Termination Date, whichever occurs first, the Company will notify the Placement Agent promptly of the occurrence of any event which might materially affect the Proposed Private Placement or the status of the Company.


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6. Inclusion in Future Offerings

      In the event that the Company effectuates one (1) or more closings of the Proposed Private Placement, the Company shall, during the 2 year period following the Termination Date, first offer the Placement Agent the opportunity to act as exclusive placement agent on all subsequent offerings of its securities by the Company; provided however, that in the event that the Placement Agent elects not to pursue such an offering, then the Company's obligation to continue to offer the Placement Agent such a right of first offer shall terminate only with respect to such offering, but shall continue with respect to such offering, but shall continue with respect to subsequent offerings of securities by the Company.

7. General Conditions

      The Placement Agent's intention as expressed in this Letter Agreement is subject to, among other conditions, the following.

      (a) All relevant terms, conditions, and circumstances relating to the Proposed Private Placement will be reasonably satisfactory to the Placement Agent and its counsel.

(b) Subject to the Company's prior written approval, the Placement Agent will have the right to choose one or more Co-managers, reasonably acceptable to the Company, to assist it in the Proposed Private Placement. Such Co-Managers will be paid by the Placement Agent from the amounts it would otherwise have received from the Company as set forth herein.

(c) There will have been no materially adverse change in the business or financial condition of the Company, no materially adverse change in the overall capital markets in the United States, or in the market for equity securities for entities similar to the Company, no declaration of a banking moratorium by the Federal Government or New York State, and no action by any government in respect of its monetary affairs which has a material adverse effect on any United States securities market.

(d) Affiliates, associates and employees of the Placement Agent as well as family members of affiliates, associates and employees of the Placement Agent who are otherwise accredited investors as defined in rule 501 of the Securities Act shall be entitled to invest in the Proposed Private Placement.

(e) All references to monetary amounts in this Agreement shall be in United States dollars.

(f) It is understood that the Placement Agent may engage certain experts, subject to the prior approval of the Company which shall not be unreasonably withheld, for analysis of the Company's operations, management, and business plan, and that such analyses may be material to the decision of the Placement Agent as to the feasibility of


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

the Proposed Private Placement. At the request of the Company, each such expert will be required to execute a confidentiality agreement in customary form.

(g) The commencement of the Proposed Private Placement on the Commencement Date is subject to the completion of a Placement Agent Agreement on terms acceptable to the parties and which incorporates, among other terms and conditions, the terms and conditions set forth herein.

(h) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

8. Indemnification

(a) The Company hereby agrees to indemnify and hold harmless the Placement Agent (and its directors, officers, agents, employees, and controlling persons) to the fullest extent lawful against any and all claims, losses and expenses (including, but not limited to, all reasonable fees and disbursements of the Placement Agent and such person's counsel (as and when incurred) and the Placement Agent's and such person's reasonable travel and other out-of-pocket expenses reasonably and necessarily incurred in connection with the investigation of, and preparation for, any such pending or threatened claims and any litigation or other proceeding) arising directly and/or indirectly from and/or out of any actions or omissions by the Company (and its directors, officers, agents, employees, and controlling persons) in connection with the actual or proposed private placement or the Placement Agent's engagement hereunder; provided, however, there shall be excluded from such indemnification:
(a) any such claim, loss or expense that arises, to any material extent out of, or is based upon, any action or failure to act by the Placement Agent (and its directors, officers, agents, employees, and controlling persons), other than an action or failure to act undertaken upon the written consent of the Company; and
(b) any willful misconduct, gross negligence or bad faith on the part of the Placement Agent.

(b) The foregoing indemnification agreement shall be in addition to any rights that any indemnified party may have at common law.


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

9. Confidential Information; Miscellaneous

      All information that is identified in writing or verbally by the Company as confidential shall remain the property of the Company and shall not be used by the Placement Agent in any way except in connection with the services performed or to be performed under this Agreement. The foregoing shall not apply to any information that is or becomes publicly available without breach of this Agreement, which is rightfully received by Placement Agent from a third party without such restrictions, which is made available by the Company to third parties without such restrictions, or which is released in writing from such restrictions by the Company.

      This offer to act as your financial advisor under the terms and conditions of this Agreement will expire unless we receive your written agreement and consent by 5:00 PM March 15, 2007.

      Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Placement Agent the enclosed copy of this Letter Agreement as set forth below.

      We at Andrew Garrett look forward to working with you on this project and hope it will be the beginning of a long and mutually rewarding relationship.

ANDREW GARRETT INC.

By: /s/ Aharon Orlandsky          3/8/07
    ----------------------------
    Aharon Orlandsky
    Managing Director

ORGANIC STALES & MARKETING, INC.

By: /a/ Sam Jeffries
    ----------------------------  3/13/07
    Sam Jeffriers
    President


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